Exhibit 10.2

NPR ROYALTY AGREEMENT

THIS AGREEMENT made as of the 1st day of October, 2007.

BETWEEN:

GREAT WESTERN EXPLORATION, LLC, a limited liability company under the laws of Colorado (hereinafter referred to as the “Royaltyholder”)

—and—

BE RESOURCES INC., a company incorporated under the laws of Colorado (hereinafter referred to as the “Royaltypayor”)

WHEREAS the Royaltypayor has on this day acquired from the Royaltyholder a 100% interest in the Property (hereinafter defined);

AND WHEREAS part of the consideration for the Property is the royalty provided for in this agreement (the “Royalty”);

AND WHEREAS capitalized words and expressions shall have the meanings set forth in Article 3 of this agreement;

THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements hereinafter set forth in this agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties do covenant and agree with one another as follows:

ARTICLE 1  OBLIGATION

1.1  If the Royaltyholder becomes entitled to any payments under this agreement, the Royaltypayor shall calculate, as at the end of each calendar quarter subsequent to the Completion Date, the Net Profits in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”).

1.2  Subsequent to the Completion Date, the Royaltypayor shall within 60 days of the end of each calendar quarter in which the Royaltypayor is in receipt of any Gross Receipts:

(a)           deliver to the Royaltyholder a statement indicating:

(i)                                     the Gross Receipts during the calendar quarter;

(ii)                                  the deductions therefrom made in the order itemized in §2.1 of this agreement;

(iii)                               the amount of Net Profits remaining, if any; and

(iv)                              the amount of those Net Profits, if any, to which the Royaltyholder is entitled; and

(b)           pay or cause to be paid to the Royaltyholder that amount equal to 15.98% of the Net Profits, if any.

1.3  If at any time after the date of this agreement any party or an affiliate of any party (the “Acquiring Party”) stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property (the “Acquired Properties”) located wholly within three miles of the boundary of each mining lease and claim comprising the Property (the “Area of Interest”), the Acquired Properties shall be subject to the Royalty and, notwithstanding any other provisions of this agreement, all amounts to be calculated under this agreement shall relate to the Property and Acquired Properties, and Exploration Costs shall include the costs of acquisition of the Acquired Properties. Notwithstanding the foregoing, a particular Acquired Property shall not be subject to the Royalty if the Acquired Property was acquired from a third party (and not through staking) and the Acquired Property is already subject to a royalty interest other than to a government entity.

1.4  The parties intend that the Royalty, to the extent permissible under applicable laws, constitutes an interest in the Property and, accordingly agree that the Royalty will run with and be binding upon title to the Property and binding upon the successor in title to the Property. Nothing herein is to be construed however to limit or restrict the ability of the Royaltypayor to sell the Property or any portion thereof at any time and in its complete discretion.

ARTICLE 2  NET PROFITS DEFINED

2.1  “Net Profits” means the Gross Receipts minus deductions therefrom of (A) and (B), to the extent of but not exceeding the amount of those Gross Receipts, where (A) is the Gross Royalty and (B) is the then net unrecovered amounts of Costs, with Costs to be deducted in the following order:

(a)           Marketing Costs;

(b)           Distribution Costs;

(c)           Operating Costs;

(d)           Taxes and Royalties;

(e)           Interest Costs;

(f)            Capital Costs; and

(g)           Exploration Costs

2.2  For greater certainty, in calculating Net Profits at any time, each of the classes of Costs shall constitute a separate pool from which all Costs deducted on any previous quarterly calculation shall be removed and to which Costs of those classes recorded since the date of this agreement (in the case of the first quarterly calculation) or since the date of the last quarterly calculation (in the case of any calculation subsequent to the first quarterly calculation) shall be added.

2.3  If the application of credits to a pool of Costs results in a negative balance in that pool of Costs, the amount of any negative balance from a Cost pool shall be applied to reduce the balances then remaining in pools itemized in §2.1 of this agreement in the order itemized.

ARTICLE 3  DEFINITIONS

3.1  In this agreement, including the recitals hereof, the following words and expressions shall have the following meanings, except where the context otherwise necessarily requires:

(a)           “Completion Date” means the date on which the Royaltypayor determines that the project of preparing and equipping a Mine for commercial production is complete;

(b)           “Costs” means all items of outlay and expense whatsoever, both direct and indirect, with respect to the Property or any Mine recorded by the Royaltypayor in accordance with GAAP, including without limiting the generality of the foregoing:

(i)            “Capital Costs” which means:

(1)           all Costs of preparing and equipping a Mine for commercial production which are recorded by the Royaltypayor, and all Costs of obtaining financing and providing security; and

(2)           subject to §8.1, a charge of 3% of the Capital Costs referred to in §(1) in return for its overhead functions which are not charged directly;

(ii)           “Distribution Costs” which means all Costs of:

(1)           transporting Products from a Mine or a concentrating plant to a smelter, refinery or other place of delivery designated by the purchaser and, in the case of concentrates tolled, of transporting the metal from a smelter to the place of delivery designated by the purchaser;

(2)           handling, warehousing and insuring the Products; and

(3)           in the case of concentrates tolled, of smelting and refining, including any penalties thereon or in connection therewith;

(iii)          “Exploration Costs” which means:

(1)           all Costs of Exploration Operations recorded by the Royaltypayor less any exploration tax credits received by the Royaltypayor; and

(2)           subject to §8.1, a charge which shall not aggregate more than 5% of the Exploration Costs referred to in §(1), reduced to 3% on amounts in excess of US $100,000 on any single third party contract, in return for its overhead functions which are not charged directly;

(iv)          “Gross Royalty” which means that royalty of 1% payable to David Q. Tognoni pursuant to the Gross Royalty Agreement dated October 1, 2007 between BE Resources Inc. and David Q. Tognoni;

(v)           “Interest Costs” which means interest computed quarterly and not in advance and being the aggregate of the interest determined for each month in the quarter as follows:

(1)           the average of the opening and closing monthly outstanding balances for each month of the net unrecovered amounts of all Costs in the classes enumerated in §2.1 of this agreement;

multiplied by,

(2)           the Prime Rate plus 2%;

multiplied by,

(3)           the number of days in the month;

divided by,

(4)           the number of days in the year.

These Interest Costs are in lieu of an inclusion in Costs for the interest charged by third party project lenders of Capital Costs and Operating Costs;

(vi)          “Marketing Costs” which means such reasonable charge for marketing of ores and concentrates sold or of concentrates tolled as is consistent with generally accepted industry marketing practices;

(vii)         “Mining Costs” which means all costs related to mining, milling, concentrating and recovering metals from the Property and reclamation, rehabilitation and monitoring costs;

(viii)        “Operating Costs” which means:

(1)           all Mining Costs recorded by the Royaltypayor, including, without limiting the generality of the foregoing, an amount to be established by the Royaltypayor in good faith as representing the cost of rehabilitation which will have to be spent after commercial production has terminated, it being agreed that the Royaltypayor may charge a portion of that cost to the royalty account over a reasonable period of time commencing with commercial production; and

(2)           subject to §8.1, a charge of 3% of the Operating Costs referred to in §(1) in return for its overhead functions which are not charged directly; and

(ix)           “Taxes and Royalties” which means all taxes (other than income taxes), royalties (other than the Gross Royalty) or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid by the Royaltypayor;

(c)           “Exploration Operations” means every kind of work done by the Royaltypayor and every kind of payment on or in respect of the Property including, without limiting the generality of the foregoing, investigating, prospecting, exploring, mapping, geological work, geochemical surveys, geophysical surveys, grid preparation, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying and construction costs;

(d)           “Gross Receipts” means the aggregate of all receipts, revenues, recoveries or amounts received by or credited to the Royaltypayor in connection with this agreement including, without limiting the generality of the foregoing:

(i)            the receipts from the sale of the Royaltypayor’s proportionate share of Products produced from the Mine:

(ii)           all proceeds received from the sale of any portion of the Property or assets at the end of commercial production;

(iii)          all insurance recoveries (including amounts received to settle claims) in respect of loss of, or damage to any Products subsequent to the Completion Date;

(iv)          all amounts received as compensation for the expropriation or forcible taking of any portion of the Property;

(v)           the fair market value, at the Property, of those assets, if any, that are transferred from the Property for use by the Royaltypayor elsewhere subsequent to the Completion Date; and

(vi)          the amount of any negative balance remaining after the reallocation of negative balances pursuant to §2.3 of this agreement; to the extent that those receipts, recoveries or amounts have not been applied by the Royaltypayor as a recovery of any of the classes of Costs itemized in §2.1 of this agreement;

provided that where any Products are sold to, or treated in, a smelter or refinery owned or controlled by Royaltypayor, the pricing for that sale or treatment will be established by Royaltypayor on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality;

(e)           “Mine” means the workings established and assets acquired in order to bring the Property or a portion thereof into commercial production, including, without limiting the generality of the foregoing, development headings, plant and concentrator installations and all infrastructure, plant, housing, airport, roads and other facilities;

(f)            “Prime Rate” means the weighted average of the rates of interest for the period of calculation as stated by the Bank of Montreal, Main Office, Toronto, Ontario, as being charged by it on United States Dollar demand loans to its most creditworthy domestic commercial customers;

(g)           “Products” shall mean ores, concentrates and minerals mined from the Property, or solutions, concentrates or cathodes retrieved through leaching or solution mining or solution extraction/electrowinning or other processing of mineralized material mined from the Property;

(h)           “Property” shall mean the mining leases and claims in Socorro County and Sierra County, New Mexico set forth in Schedule A and any of the Acquired Properties; and

(i)            “Trading Activities” shall have the meaning set out in §6 of this agreement.

ARTICLE 4  ROYALTYPAYOR TO DETERMINE OPERATIONS

4.1  The Royaltypayor will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Royaltypayor will owe the Royaltyholder no duty to explore, develop or mine the Property or to do so at any rate or in any manner other than that which the Royaltypayor may determine in its sole and unfettered discretion. The Royaltypayor may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt or otherwise process, beneficiate or upgrade the ores, concentrates and other products at sites located on or off the Property, prior to sale, transfer or conveyance to a purchaser, user or consumer. The Royaltypayor will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

ARTICLE 5  COMMINGLING

5.1  Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Profits, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives, gross revenues from the sale of Products, and costs and expenses allocated to the Property or Products shall be made in accordance with prudent weighing, sampling, assaying, engineering, metallurgical and cost accounting practices.

ARTICLE 6  TRADING ACTIVITIES

6.1  The Royaltypayor may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection and speculative arrangements (“Trading Activities”) which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that the Royaltyholder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.

6.2  The Royaltypayor may retain any base or precious metals produced from the Property in which case the value of such retained metals shall be added to the Gross Receipts. The value of such metals shall be determined, in the case of gold or silver, by taking the average London Bullion Brokers PM fixing price for the calendar quarter of production or for other metals the average spot price of the New York Commodities Exchange final daily spot price for the applicable metal for the calendar quarter of production for the applicable metal.

ARTICLE 7  ADJUSTMENTS AND VERIFICATION

7.1  Payment of any Net Profits by the Royaltypayor shall not prejudice the right of the Royaltypayor to adjust the statement supporting the payment; provided, however, that all statements presented to the Royaltyholder by the Royaltypayor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12 month period the Royaltypayor gives notice to the Royaltyholder making claim on the Royaltyholder for an adjustment to the statement.

7.2  The Royaltypayor shall not adjust any statement in favour of itself after the expiration of 12 months following the end of the quarter to which the statement relates.

7.3  The Royaltyholder may from time to time request reasonable supporting documentation for statements that are within the period contemplated in §7.1 and the Royaltypayor, acting in good faith, shall provide the same promptly to the Royaltyholder.

7.4  If the supporting documentation and any discussion with the Royaltypayor do not resolve the Royaltyholder’s concerns, the Royaltyholder shall be entitled upon notice to the Royaltypayor to request from the Royaltypayor that mutually acceptable auditors be requested to provide the Royaltyholder with their opinion that any statement delivered pursuant to §1.2 of this agreement in respect of any quarterly period falling within the 12 month period immediately preceding the date of the Royaltyholder’s notice has been prepared in accordance with this agreement. When giving any notice aforesaid, the Royaltyholder will articulate the matter or matters of concern to it. Within 45 days from the date the auditors are provided with the Royaltyholder’s notice, the auditors shall provide a written statement to the parties setting forth the auditors’ opinion with respect the matter or matters of concern as described in the Royaltyholder’s notice. The audit opinion provided by the auditors shall be conclusive and legally binding upon the parties.

7.5  The time required for giving the audit opinion contemplated in §7.4 of this agreement shall not extend the time for the taking of exception to and making claim on the Royaltyholder for adjustment as provided in §7.1 of this agreement.

7.6  The cost of the audit opinion requested pursuant to §7.4 of this agreement shall be solely for the account of the Royaltyholder unless the audit opinion reveals an error which is adverse to the Royaltyholder of greater than 3% in which case the cost of the audit opinion shall be solely for the account of the Royaltypayor.

7.7  The provisions of §7.4 are intended to provide an effective mechanism for the Royaltyholder to resolve its unresolved concerns regarding Net Profits accounting and not to effect a regular audit of the Net Profits calculation.

ARTICLE 8  OVERHEAD CHARGES

8.1  The charges set out in §3.1(b)(i)(2), 3.1(b)(iii)(2) and 3.1(b)(viii)(2) are intended as a reimbursement of the costs for the time incurred by the Royaltypayor’s head office management and support functions in respect of work on or in respect of the financing, constructing and operating a Mine. It is intended that the Royaltypayor shall not profit nor suffer loss by virtue of providing the services. This charge shall not be subject to audit but may be reviewed, in good faith, by the parties from time to time, at the instance of either party.

ARTICLE 9  BUYDOWN AND RIGHT OF FIRST REFUSAL

9.1  The Royaltypayor shall have the right at any time by providing written notice to the Royaltyholder to purchase up to one-half or some other lesser fraction of the Royalty at the fair market value thereof (as of the last day of the last calendar quarter prior to the date on which the written notice is sent by the Royaltyholder) as determined by an independent business valuator retained by the Royaltypayor. The purchase and sale of the Royalty interest under this section shall be completed on that date which is 90 days following the date on which notice is sent by the Royaltypayor.

9.2  The Royaltypayor shall have a right of first refusal to acquire the Royalty. If the Royaltyholder wishes to dispose of the Royalty or any portion thereof, the Royaltyholder must first offer to sell it to the Royaltypayor for a price and on terms which the Royaltyholder establishes including the financial value of any non cash consideration specified. The Royaltyholder will provide the Royaltypayor with a written notice setting out the terms of the proposed sale (the “Notice”) and the Royaltypayor will have 90 days following receipt of the Notice to advise the Royaltyholder if the Royaltypayor wishes to acquire the offered interest. If the Royaltypayor does not exercise its right of first refusal, the Royaltyholder shall then have 180 days to dispose of the Royalty or the specified portion thereof to a third party for the same or greater price and on the same term or terms no more favourable to the third party. The right of first refusal shall not apply to a transfer by the Royaltyholder to affiliated corporations provided such a corporation remains so for at least three years.

ARTICLE 10  GENERAL

10.1  This agreement shall be governed by and construed in accordance with the laws of the State of Colorado, and each of the parties submits to the jurisdiction of the courts of the State of Colorado for the resolution of any dispute or controversy arising in connection herewith.

10.2  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be: (i) delivered by courier, or (ii) sent by registered mail (postage prepaid), unless there is a postal strike then in progress; or (iii) transmitted by facsimile transmission (but only if a fax number is provided below for the party in question), addressed or sent as follows:

(i)       if to the Royaltyholder:

Great Western Exploration, LLC

2008 Meander Road

Windsor, CO 80550

(ii)      if to the Royaltypayor:

107 Hackney Circle

Box 684

Elephant Butte, NM

87935

Attention: David Q. Tognoni

Facsimile: 505-744-5801

(b)                                 any such notice or other communication shall be deemed to have been given and received: (i) if delivered by courier, on the day on which it is so delivered; (ii) if sent by registered mail, on the 10th day after posting, but if there shall be any intervening postal strike, then on the 10th day after the end of such postal strike; and (iii) if transmitted by facsimile transmission, on the next business day (in the city where the recipient of the facsimile transmission resides) after the day of successful transmission.

(c)                                  any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section.

10.3  Except as expressly provided in this agreement, this agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no warranties, conditions or representations (including any that may be implied by statute) and there is no agreement in connection with such subject matter, except as specifically set forth or referred to in this agreement.

10.4  No amendment, modification or waiver of any provision of this agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

10.5  Time shall be of the essence of this agreement.

10.6  If any provision of this agreement is determined to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed, and the remaining provisions of this agreement shall not be affected thereby and shall remain valid and enforceable.

10.7  The Royaltyholder acknowledges that it has had the opportunity to obtain legal representation in connection with this agreement. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this agreement. The parties further acknowledge to each other that they have each entered into the transactions herein contemplated voluntarily, and without duress or undue pressure from any other party.

10.8  This agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. This agreement may not be assigned by the Royaltyholder without (a) the prior written consent of the Royaltypayor, and (b) the execution by the assignee of an agreement agreeing to be bound by and subject to the terms set forth in this agreement.

If any day on or before which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. “Business Day” means any day except Saturday, Sunday or a statutory holiday in the State of Colorado.

IN WITNESS WHEREOF the parties have duly executed and delivered this agreement effective as of the date first above written.

ROYALTYHOLDER:

GREAT WESTERN EXPLORATION, LLC

Per:	/s/ DAVID TOGNONI
Authorized Signatory

ROYALTYPAYOR:

BE RESOURCES INC.

Per:	/s/ DAVID TOGNONI
Authorized Signatory

SCHEDULE A

MINERAL INTERESTS

The mining leases include:

State of New Mexico lease number HG 0059, HG 0060 and HG 0061

Mining lease dated January 2, 2004 between David Q. Tognoni as leasee, and Kenneth Alan Sullivan and Cherrill L. Sullivan as lessor, as assigned by David Q. Tognoni to Great Western Exploration, LLC on February 3, 2004 (the “Sullivan Lease”)

The mining claims include:

The following mining claims located in Sections 3, 27 and 34, Township 10 South, Range 8 West, N.M.P.M, Sierra County New Mexico:

Claim Name	NMMC	Book	Page
Bertrandite #34	170506	100	2116
Bertrandite #35	170507	100	2117
Bertrandite #54	170602	100	3317
Bertrandite #65	170792	101	625
Bertrandite #66	170793	101	626
Bertrandite #67	170794	101	627

Claim Name	NMMC	Book	Page
Berts Clay #92	173538	105	45
Berts Clay #93	173539	105	44

AND

The following mining claims located in Sections 6, 13, 14, 15, 20, 21, 22, 24, 26, 27, 28, 33 and 34, Township 9 South, Range 8 West, N.M.P.M., Socorro County, New Mexico:

Claim Name	NMMC	Book	Page	Claim Name	NMMC	Book	Page
Bert #1	171160	511	783	Bert #2	171161	511	784
Bert #3	171162	511	785	Bert #4	171163	511	786
Bert #5	171164	511	787	Bert #6	171165	511	788
Bert #7	171166	511	789	Bert #8	171167	511	790
Bert #9	171168	511	791	Bert #10	171169	511	792
Bert #11	171170	511	793	Bert #12	171171	511	794

Claim Name	NMMC	Book	Page	Claim Name	NMMC	Book	Page
Special Clay #100	171152	511	1938	Special Clay #101	171153	511	1939
Special Clay #102	171154	511	1940	Special Clay #103	171155	511	1941
Special Clay #104	171156	511	1942	Special Clay #105	171157	511	1943
Special Clay #106	171158	511	1944	Special Clay #107	171159	511	1945

Claim Name	NMMC	Instrument #	Claim Name	NMMC	Instrument #
Berts Clay #1	173447	200576333	Berts Clay #2	173448	200576333
Berts Clay #3	173449	200576333	Berts Clay #4	173450	200576333
Berts Clay #5	173451	200576333	Berts Clay #6	173452	200576333
Berts Clay #7	173453	200576333	Berts Clay #8	173454	200576333
Berts Clay #9	173455	200576333	Berts Clay #10	173456	200576333
Berts Clay #11	173457	200576333	Berts Clay #13	173459	200576333
Berts Clay #14	173460	200576333	Berts Clay #15	173461	200576333
Berts Clay #16	173462	200576333	Berts Clay #17	173463	200576333
Berts Clay #18	173464	200576333	Berts Clay #19	173465	200576333
Berts Clay #21	173467	200576333	Berts Clay #22	173468	200576333
Berts Clay #23	173469	200576333	Berts Clay #24	173470	200576333
Berts Clay #25	173471	200576333	Berts Clay #26	173472	200576333
Berts Clay #27	173473	200576333	Berts Clay #28	173474	200576333
Berts Clay #29	173475	200576333	Berts Clay #30	173476	200576333
Berts Clay #31	173477	200576333	Berts Clay #33	173479	200576333
Berts Clay #34	173480	200576333	Berts Clay #35	173481	200576333
Berts Clay #36	173482	200576333	Berts Clay #37	173483	200576333
Berts Clay #38	173484	200576333	Berts Clay #39	173485	200576333
Berts Clay #40	173486	200576333	Berts Clay #42	173488	200576333
Berts Clay #43	173489	200576333	Berts Clay #44	173490	200576333
Berts Clay #45	173491	200576333	Berts Clay #46	173492	200576333
Berts Clay #47	173493	200576333	Berts Clay #48	173494	200576333
Berts Clay #49	173495	200576333	Berts Clay #50	173496	200576333

Claim Name	NMMC	Instrument #	Claim Name	NMMC	Instrument #
Berts Clay #51	173497	200576333	Berts Clay #52	173498	200576333
Berts Clay #53	173499	200576333	Berts Clay #54	173500	200576333
Berts Clay #55	173501	200576333	Berts Clay #56	173502	200576333
Berts Clay #57	173503	200576333	Berts Clay #58	173504	200576333
Berts Clay #59	173505	200576333	Berts Clay #60	173506	200576333
Berts Clay #61	173507	200576333	Berts Clay #62	173508	200576333
Berts Clay #63	173509	200576333	Berts Clay #64	173510	200576333
Berts Clay #65	173511	200576333	Berts Clay #66	173512	200576333
Berts Clay #67	173513	200576333	Berts Clay #68	173514	200576333
Berts Clay #69	173515	200576333	Berts Clay #70	173516	200576333
Berts Clay #71	173517	200576333	Berts Clay #72	173518	200576333
Berts Clay #73	173519	200576333	Berts Clay #74	173520	200576333
Berts Clay #75	173521	200576333	Berts Clay #76	173522	200576333
Berts Clay #77	173523	200576333	Berts Clay #78	173524	200576333
Berts Clay #79	173525	200576333	Berts Clay #80	173526	200576333
Berts Clay #81	173527	200576333	Berts Clay #82	173528	200576333
Berts Clay #83	173529	200576333	Berts Clay #84	173530	200576333
Berts Clay #85	173531	200576333	Berts Clay #86	173532	200576333
Berts Clay #87	173533	200576333	Berts Clay #88	173534	200576333
Berts Clay #89	173535	200576333	Berts Clay #90	173536	200576333
Berts Clay #91	173537	200576333

Claim Name	NMMC	Book	Page	Claim Name	NMMC	Book	Page
Bertrandite #9	170487	508	1583	Bertrandite #30	170468	508	1580
Bertrandite #10	170486	508	1584	Bertrandite #31	170467	508	1581
Bertrandite #11	170485	508	1585	Bertrandite #39	170511	508	5046
Bertrandite #12	170484	508	1586	Bertrandite #41	170513	508	5048
Bertrandite #15	170481	508	1567	Bertrandite #45	170515	508	5050
Bertrandite #18	170478	508	1570	Bertrandite #56	170598	509	1692
Bertrandite #21	169878	504	1845	Bertrandite #57	170597	509	1691
Bertrandite #22	170475	508	1573	Bertrandite #58	170596	509	1690
Bertrandite #25	170472	508	1576	Bertrandite #59	170595	509	1689
Bertrandite #26	170471	508	1577	Bertrandite #64	170590	509	1684
Bertrandite #29	170608	509	2469